UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934


                               (Amendment No. 1)*


                            INTERWEST BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   460931108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               FEBRUARY 28, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X  ]    Rule 13d-1(b)
      [   ]    Rule 13d-1(c)
      [   ]    Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                  Page 1 of 6 pages

CUSIP No.   460931108
--------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

       Perkins, Wolf, McDonnell & Company
       ID No. 36-3099763
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (SEE INSTRUCTIONS)
       N/A                                                (a) [    ]
                                                          (b) [    ]

--------------------------------------------------------------------------------

  3    SEC USE ONLY
--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                   5  SOLE VOTING POWER

                                  -0-
 NUMBER OF SHARES
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH
 REPORTING PERSON  6  SHARED VOTING POWER
       WITH
                                  731,200
                   -------------------------------------------------------------

                   7  SOLE DISPOSITIVE POWER

                                  -0-
                   -------------------------------------------------------------

                   8  SHARED DISPOSITIVE POWER

                                  731,200
--------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     731,200
--------------------------------------------------------------------------------


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      4.6%*
--------------------------------------------------------------------------------


  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IA
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                               Page 2 of 6 pages

ITEM 1(A).  NAME OF ISSUER:
--------------------------

Interwest Bancorp, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------------------------------------------------------

275 Southeast Pioneer Way, Oak Harbor, Washington 98277

ITEM 2(A).  NAME OF PERSON FILING:
---------------------------------

Perkins, Wolf, McDonnell & Company

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------------------------------------------------------------------

53 W. Jackson Blvd., Suite 722
Chicago, IL  60604

ITEM 2(C).  CITIZENSHIP:
-----------------------

Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
----------------------------------------

Common Stock

ITEM 2(E).  CUSIP NUMBER:
------------------------

460931108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
----------------------------------------------------------------------------
(e)  [X]    Investment Adviser


ITEM 4.  OWNERSHIP:
------------------

   (a)      Amount Beneficially Owned: 731,200


   (b)      Percent of Class:  4.6%*


   (c)      Number of Shares as to which such person has:

            (i)      sole power to vote or to direct the vote -  -0-

            (ii)     shared power to vote or to direct the vote -  731,200

            (iii)    sole power to dispose or to direct the  disposition  of -
                     -0-

            (iv)     shared power to dispose or to direct the  disposition  of
                     -  731,200


                               Page 3 of 6 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-----------------------------------------------------


              [X]*



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
------------------------------------------------------------------------

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
-----------------------------------------------------------------------------

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------------------------------------------------------------------

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
---------------------------------------

         N/A

ITEM 10. CERTIFICATION:
----------------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



*The original Schedule 13G filed by Perkins, Wolf, McDonnell & Company on February 11, 2000 mistakenly stated its percentage of ownership as 7.4%.








                               Page 4 of 6 pages

                               AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 13G

INTRODUCTION

All information herein with respect to Perkins, Wolf, McDonnell & Company ("COMPANY") and Interwest Bancorp, Inc. ("ISSUER"), is to the best knowledge and belief of the Company. The Schedule 13G originally filed on February 11, 2000 on behalf of the reporting persons is incorporated by reference and amended as follows.

ITEM 4. OWNERSHIP AND ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

As of December 31, 1999, the Company owned 731,200 shares of the Issuer's Common Stock, which represent 4.6% of the Issuer's issued and outstanding Common Stock. The original Schedule 13G filed by the Company on February 11, 2000 mistakenly stated the percentage of the Company's ownership in the Issuer as 7.4%.





                               Page 5 to 6 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.


Dated:   February 29, 2000





                                             /S/ GREGORY E. WOLF
                                             Gregory E. Wolf
                                             Treasurer






Page 6 of 6 pages